EXHIBIT 99.1
Contacts:

Scott M. Tsujita (Investors)	Pete Schuddekopf (Media)
Hypercom Corporation	Hypercom Corporation
480.642.5161	480.642.5383
stsujita@hypercom.com	pschuddekopf@hypercom.com
Hypercom Reports Third Quarter Fiscal 2008 Results
•	Revenue increases $51.4 million or 72.6% compared to third quarter 2007

•	Fueled by former Thales e-Transactions units, the Americas and Europe

•	Gross margins increase to 32.0% from 30.0% in prior year

•	Income from continuing operations of $3.5 million compared to $0.6 million in prior year

•	EBITDAS climbs to $9.6 million from $2.9 million in third quarter 2007
SCOTTSDALE, October 30, 2008 — Hypercom Corporation (NYSE: HYC), the high security electronic transaction solutions provider, today announced financial results for the three months ended September 30, 2008.
Third quarter revenue climbed to $122.2 million, representing a $51.4 million or 72.6% increase over third quarter 2007 revenue of $70.8 million. The gain is primarily attributable to revenue from the recently acquired Thales e-Transactions business units, as well as strong organic sales growth in North America from countertop and multilane products. Sequentially, third quarter revenue was down 2.5% compared to the second quarter as a result of a decline in currency exchange rates that are used to report the U.S. dollar equivalent of foreign denominated revenue.
Gross profit for the third quarter 2008 was $39.1 million or 32.0% of revenue versus $21.2 million or 30.0% of revenue in the same quarter of 2007. Third quarter 2008 gross margin is a blend of 35.3% product gross margin and 26.8% service gross margin compared to margins of 33.3% and 23.3% respectively in the third quarter of 2007. Year over year gross margin improvement is primarily attributable to sales of incrementally higher margin products and services from the former Thales e-Transactions operations, partially offset by amortization of intangible assets resulting from the Thales acquisition. Sequentially, third quarter 2008 gross margin improved compared to the second quarter as a result of cost reduction activities in conjunction with contract manufacturers, higher margin product mix, higher service volumes, and the elimination of factory shut down costs that were incurred in the second quarter 2008.
Third quarter 2008 operating expenses were $35.6 million or 29.1% of revenue compared to $20.7 million or 29.2% of revenue for the same period in 2007. Third quarter 2008 operating expenses benefited from the reversal of $1.3 million of incentive compensative liabilities.
Third quarter 2008 operating income was $3.5 million or 2.8% of revenue, up $2.9 million compared to operating income of $0.6 million or 1.0% of revenue in the same quarter of 2007. Third quarter operating profit increased year over year primarily due to higher revenue combined with improved product and service gross margins.
The Company recorded income before discontinued operations of $1.0 million or $0.02 per share in the third quarter of 2008, compared to income before discontinued operations of $0.4 million or $0.01 per share in the same quarter of the prior year. The prior year comparable quarter included $1.1 million of net interest income from higher average cash balances, while the current quarter included $1.7 million of net interest expense resulting from debt incurred to complete the acquisition of the former Thales e-Transactions business.
Earnings before interest, taxes, depreciation, amortization, and stock compensation expense (EBITDAS) were $9.6 million for the third quarter 2008 compared to $2.9 million in the same quarter of the prior year.
“Strong product demand continued in the third quarter despite a challenging global economy. New products and a revitalized sales force resulted in organic growth of over 8.0% compared to the prior year. We added high margin revenue from the former Thales e-Transactions business to our organic growth and have demonstrated real progress towards an improved financial model. This growth came from robust demand for countertop and multilane products in North America, as well as from multilane products sold in Europe,” said Philippe Tartavull, Chief Executive Officer and President, Hypercom Corporation. “We increased revenue compared to the prior year, while significantly improving product and service gross margins, and managing our operating costs to return to profitability. Global economic conditions permitting, we expect to continue to aggressively grow revenue with the introduction of new products that allow us to target new verticals and penetrate new geographies. At the same time, we will be working to optimize product and service delivery costs and leverage our current operating expenses to increase profitability in future quarters.”
Balance Sheet and Cash Flow
As of September 30, 2008, Hypercom had $31.6 million of cash and short term investments on hand compared to $41.9 million at the end of the second quarter of 2008. The decrease in cash and short term investments was principally due to an increase in on hand inventory, as well as a reduction in accounts payable due to the use of contract manufacturers.
New Initiatives
The Company has made several recent announcements including:
•	The Company’s medCompact® became the first healthcare terminal to receive e-Health BCS (Basic Command Set) approval from Gematik, the German healthcare organization. The device will be available as part of the introduction of the country’s new health card.

•	Hypercom’s Wymix PIN pad received MasterCard PayPass® certification. Already in use at thousands of points of sale throughout France, the Wymix has been upgraded to support payment with contactless cards or NFC-enabled phones.

•	Introducing the PCI PED approved, 32-bit Optimum T4205 card payment terminal and announcing a North American consortium of distributors to market the entry-level device which several major ISO acquirers have indicated their intent to Class A certify and which First Data has agreed to support on First Data’s Omaha platform during the first quarter of 2009.

•	Hypercom’s Artema® Modular unattended payment terminal with MSC’s PIN Pad API has received Interac Association Chip 2.0 PED Device Certification for use within the Interac Direct Payment (IDP) network. The Artema Modular is sold by MSC as the K800. The new certification from Canada’s leading electronic payment association means that integrators can use the device securely in all types of indoor and outdoor vending and ticketing machines, and multi-media kiosks. MSC is a wholly owned subsidiary of Moneris Solutions Corporation.
Third Quarter Earnings Call
Hypercom has scheduled its conference call to discuss third quarter 2008 financial results for Thursday, October 30, 2008 at 4:30pm ET. The call will be available either though telephone dial-in or audio web cast.
The dial in number is 888.889.4952 for North American callers and +1.210.795.2680 for international callers. To access the call, participants will be required to identify the participant passcode, Hypercom. To access the audio web cast, please go to Hypercom’s website http://ir.hypercom.com at least two minutes prior to the call to register. A replay of the conference call can be accessed approximately one hour after the live call concludes and will be available until 9:59pm CT, November 29, 2008. The number for North America callers is 866.481.6890, for international callers +1.203.369.1569, and the passcode is Hypercom. A replay of the call can also be accessed in the “audio archive” section of http://ir.hypercom.com where it will remain until the next results release.
Non-GAAP Metrics
This press release and its attachments include EBITDAS as a non-GAAP financial measure. This non-GAAP financial measure is comprised of income from continuing operations excluding interest, taxes, depreciation, amortization and stock-based compensation. Management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. Management believes that the use of the non-GAAP financial measures presented in this release, in conjunction with results presented in accordance with GAAP, helps it to evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. Our competitors may, due to differences in capital structure and investment history, have interest, tax, depreciation, amortization, and other non-cash expenses that differ significantly from ours. Management also uses these non-GAAP financial measures in our internal evaluations of our performance, including the determination of incentive-based compensation, and believes that the presentation of these non-GAAP financial measures may be useful to investors for many of the same reasons that management finds these measures useful. These non-GAAP financial measures contain limitations and should be considered as a supplement to, and not as a substitute for, or superior to, disclosures made in accordance with GAAP. Pursuant to Regulation G, reconciliations for the non-GAAP financial measures to net income from continuing operations presented in this press release are provided at the end of this press release.
Management excludes the following items from EBITDAS, a non-GAAP financial measure, when evaluating our operational performance:
•	Provision for (benefit from) income taxes. While income taxes are directly related to the amount of pre-tax income, they are also impacted by tax laws and the company’s tax structure. As the tax laws and the company’s tax structure are not under the control of our operational managers, management believes that the provision for (benefit from) income taxes should be excluded when evaluating our operational performance.

•	Interest expense and interest income. While working capital supports the business, management does not believe that related interest expense or interest income is directly attributable to the operating performance of our business.

•	Depreciation. Management excludes depreciation because while tangible assets support the business, management does not believe the related depreciation costs are directly attributable to the operating performance of our business. In addition, depreciation may not be indicative of current or future capital expenditures.

•	Amortization and write-off of capitalized software. Management excludes amortization and write-off of capitalized software because while capitalized software supports the business, management does not believe the related amortization and write-off costs are directly attributable to the operating performance of our business. In addition, amortization and write-off costs of capitalized software may not be indicative of current or future expenditures to develop software.

•	Amortization of certain acquisition related items. We incur amortization expense for our purchased intangibles. Management excludes these items because it does not believe these expenses are reflective of ongoing operating results in the period incurred. These amounts arise from prior acquisitions and management does not believe that they have a direct correlation to the operation of our business.

•	Stock-based compensation. These expenses consist primarily of expenses for employee stock options and restricted stock units under SFAS No. 123(R). Management excludes stock-based compensation expenses from non-GAAP financial measures primarily because they are non-cash expenses which management believes are not reflective of ongoing operating results.

•	Foreign currency gains and losses. These expenses consist primarily of expenses for related to foreign currency hedging activities not related to our operating activities.
•	Discontinued operations. These expenses consist of earnings and expenses from operations that have been discontinued and do not have a direct correlation to our continuing operations.
These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies and are not based on any comprehensive set of accounting rules or principles. In addition, these non-GAAP financial measures do not reflect all amounts and costs, such as employee stock-based compensation costs, periodic costs of assets used to generate net revenues and costs to replace those assets, cash expenditures or future requirements for capital expenditures or contractual commitments, cash requirements for working capital needs, interest expense or the cash requirements necessary to service interest or principal payments on our debt, income taxes and the related cash requirements associated with our results of operations as determined in accordance with GAAP.
Furthermore, we expect to continue to incur expenses similar to the non-GAAP adjustments described herein. Management compensates for these limitations by also relying on the comparable GAAP financial measures.
Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements that are subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934, as amended. The words “believe,” “expect,” “anticipate,” “estimate,” “will,” “intend,” “project,” and other similar expressions identify such forward-looking statements. These forward-looking statements include, among other things, statements regarding Hypercom’s anticipated financial performance; projections regarding future revenue, gross margins, operating profits, product and service margins, net income, cash flows, gains or losses from discontinued operations; the timing, performance, certifications, and market acceptance of new products; the migration to a contract manufacturer of the Company’s products; the development and success of broader distribution channels; the timing and success of integration activities related to the recent Thales e-Transactions business acquisition and the expected results and benefits of such transaction. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to documents filed by Hypercom with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.
Among the important factors or risks that could cause actual results to differ from those contained in the forward-looking statements in this press release are: the state of the competition in the payments processing industry in general; the timing and commercial feasibility of new products, services, and market development initiatives; risks relating to the introduction of new products and services including ability to obtain and the timing of key certifications; our ability to cost reduce new and existing products to improve margins; projections regarding specific demand for our products and services; projections regarding future revenues, cost of sales, operating expenses, margins, cash flows, earnings, working capital and liquidity; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the challenges presented by conducting business on an international basis; the sufficiency of our reserves for assets and obligations exposed to revaluation; our ability to identify and complete acquisitions, strategic investments, and business combinations and successfully integrate them into our business, including integration of the Thales e-Transactions business; the impact of current litigation matters on our business; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; risks associated with utilization of contract manufacturers of our products; industry and general economic conditions; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.
The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in Hypercom’s most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. Hypercom’s results of operations for the three months ended September 30, 2008 are not necessarily indicative of Hypercom’s operating results for any future periods. Any projections in this press release are based on limited information currently available to Hypercom, which is subject to change. Although any such projections and the factors influencing them will likely change, Hypercom is under no obligation, nor do we intend to, update this information, since Hypercom will only provide guidance at certain points, if at all during the year. Such information speaks only as of the date of this press release.
Hypercom does not endorse any projections regarding future performance that may be made by third parties.
Hypercom, Optimum and Design, medCompact and Artema are registered trademarks of Hypercom Corporation. All other products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners.

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except per share data)	2008	2007	2008	2007
Net revenue:
Products	$86,992	$48,166	$229,350	$144,199
Services	35,255	22,652	90,017	58,923

Total net revenue	122,247	70,818	319,367	203,122

Costs of revenue:
Products	56,314	32,129	153,852	103,171
Services	25,822	17,367	70,712	49,017
Amortization of purchased intangible assets	1,033	91	2,190	261

Total costs of revenue	83,169	49,587	226,754	152,449

Gross profit	39,078	21,231	92,613	50,673

Operating expenses:
Research and development	13,637	6,104	34,641	21,541
Selling, general and administrative	20,059	14,427	60,493	41,674
Amortization of purchased intangible assets	1,926	161	4,076	441
Gain on sale of real property	—	(22)	—	(3,796)

Total operating expenses	35,622	20,670	99,210	59,860

Income (loss) from continuing operations	3,456	561	(6,597)	(9,187)
Interest income	248	1,141	1,367	2,867
Interest expense	(1,951)	(5)	(4,463)	(108)
Foreign currency loss	(45)	(327)	(250)	(1,356)
Other income (expenses)	6	(13)	155	(7)

Income (loss) before income taxes and discontinued operations	1,714	1,357	(9,788)	(7,791)
Benefit for income taxes	(749)	(966)	(759)	(737)

Income (loss) before discontinued operations	965	391	(10,547)	(8,528)
Income (loss) from discontinued operations	(340)	138	(55)	789

Net income (loss)	$625	$529	$(10,602)	$(7,739)

Basic and diluted loss per share:
Income (loss) before discontinued operations	$0.02	$0.01	$(0.20)	$(0.16)
Income (loss) from discontinued operations	(0.01)	—	—	0.01

Basic and diluted income (loss) per share	$0.01	$0.01	$(0.20)	$(0.15)

Weighted average common shares:
Basic	53,352,596	52,852,410	53,306,873	53,838,846

Diluted	53,418,622	53,023,085	53,306,873	53,838,846

HYPERCOM CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
(Amounts in thousands)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,111	$76,925
Short-term investments	499	4,988
Accounts receivable, net	88,438	71,341
Inventories	47,226	22,343
Prepaid expenses and other current assets	20,650	15,251
Deferred tax assets	—	497

Total current assets	187,924	191,345
Property, plant and equipment, net	26,478	17,694
Intangible assets, net	70,534	10,502
Goodwill	87,645	10,224
Deferred acquisition costs	—	12,529
Other long-term assets	10,839	7,950

Total assets	$383,420	$250,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61,707	$30,448
Accrued payroll and related expenses	16,158	9,889
Accrued sales and other taxes	7,212	7,427
Product warranty liabilities	6,903	1,754
Accrued other liabilities	24,898	16,154
Deferred revenue	12,747	5,497
Deferred tax liability	3,466
Income taxes payable	4,036	519

Total current liabilities	137,127	71,688
Long-term debt	46,571	—
Deferred tax liabilities, net	19,542	620
Other long-term liabilities	11,946	3,437

Total liabilities	215,186	75,745
Stockholders’ equity	168,234	174,499

Total liabilities and stockholders’ equity	$383,420	$250,244

HYPERCOM CORPORATION
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2008	2007	2008	2007
Cash flows from continuing operations:
Net income (loss) from continuing operations	$965	$391	$(10,547)	$(8,528)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	2,223	2,054	7,140	5,972
Amortization of purchased intangibles	2,959	251	6,266	701
Interest conversion to debt	1,538	—	3,038	—
Amortization of debt issuance costs	32	—	64	—
Amortization of discount on notes payable	175	—	1,090	—
Amortization of discounts on short-term investments	(3)	(232)	(61)	(785)
Provision (reversal) for doubtful accounts	349	248	(651)	825
Provision for excess and obsolete inventory	1,142	430	2,431	7,062
Provision for warranty and other product charges	1,352	51	3,192	1,944
Deferred income tax benefit (provision)	(3,246)	36	761	34
Non-cash share-based compensation	928	64	2,681	1,109
Foreign currency gains (losses)	611	(502)	615	(1,378)
Gain on sale of real property	—	(22)	—	(3,796)
Non-cash write-off of intangibles and other assets	155	51	606	478
Changes in operating assets and liabilities, net	(13,268)	3,164	(2,668)	2,183

Net cash provided by (used in) operating activities	(4,088)	5,984	13,957	5,821

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,167)	(1,507)	(6,209)	(5,319)
Proceeds from the sale of real property	—	—	—	16,250
Cash paid for acquisitions, net of cash acquired	(270)	—	(115,168)	(12,707)
Software development costs capitalized	—	(258)	(57)	(1,160)
Purchase of short-term investments	(6,324)	(28,335)	(37,375)	(126,057)
Proceeds from the sale or maturity of short-term investments	9,850	60,855	41,925	165,690

Net cash provided by (used in) investing activities	89	30,755	(116,884)	36,697

Cash flows from financing activities:
Repayments of bank notes payable and other debt instruments	—	—	(434)	(5)
Debt issuance cost	—	—	(687)	—
Proceeds from long term debt	—	—	60,000	—
Proceeds from issuance of common stock	37	273	639	544

Net cash provided by financing activities	37	273	59,518	539

Effect of exchange rate changes on cash	(2,802)	212	(2,405)	507

Net increase (decrease) in cash flows from continuing operations	(6,764)	37,224	(45,814)	43,564
Net cash used in operating activities — discontinued operations	—	(6)	—	(6)
Cash and cash equivalents, beginning of period	37,875	40,530	76,925	34,190

Cash and cash equivalents, end of period	$31,111	$77,748	$31,111	$77,748

HYPERCOM CORPORATION
RECONCILLIATION OF NON-GAAP
FINANCIAL MEASURES

	Three Months Ended September 30,
	2008	2007
Income from continuing operations	$3,456	$561
Depreciation and amortization	5,182	2,305
Stock based compensation expense	928	64

EBITDAS	$9,566	$2,930